Exhibit 99.1

Whole Earth Brands Reports Fourth Quarter and Full Year 2022 Results and Provides 2023 Guidance

Reported fourth quarter revenue growth of 4.7%; constant currency revenue growth of 7.0% reflecting strong performance across both segments

Chicago, Illinois – March 13, 2023 – Whole Earth Brands, Inc. (the “Company” or “we” or “our”) (Nasdaq: FREE), a global food company enabling healthier lifestyles through premium plant-based sweeteners, flavor enhancers and other foods, today announced its financial results for its fourth quarter and full year ended December 31, 2022. The Company also provided 2023 guidance.

Full Year Highlights

•	Reported consolidated revenue growth of 9.0%, including a full year of the Wholesome acquisition compared to approximately 11 months in the prior year. Constant currency consolidated revenue grew 11.6%

•	Pro forma organic constant currency consolidated revenue grew 7.1%, driven by a 6.4% increase in price and a 0.7% increase in volume

•	Branded CPG pro forma organic constant currency revenue growth of 5.8% compared to 2021, driven primarily by strong pricing growth

•	Flavors & Ingredients constant currency revenue growth of 12.5% compared to 2021, driven by a combination of strong volume growth and increased pricing

•	Operating loss of $24.6 million, due to a fourth quarter $46.5 million non-cash asset impairment charge

•	Adjusted EBITDA of $79.2 million

Fourth Quarter Highlights

•	Reported consolidated revenue growth of 4.7%. Constant currency consolidated revenue grew 7.0%, driven by a 7.8% increase in price

•	Branded CPG constant currency revenue growth of 6.0% compared to 2021, driven primarily by strong pricing growth

•	Flavors & Ingredients constant currency revenue growth of 11.0% compared to 2021, driven by a combination of strong volume growth and increased pricing

•	Operating loss of $46.2 million, driven by a $46.5 million non-cash asset impairment charge

•	Adjusted EBITDA of $20.2 million and free cash flow of $9.5 million (defined as cash provided by operating activities less capital expenditures)

	Full Year Net Product Revenue Growth Overview
	Reported	Foreign Currency Exchange	Constant Currency
Branded CPG	8.6%	(2.7)%	11.3%
Flavors & Ingredients	10.3%	(2.2)%	12.5%
Total	9.0%	(2.6)%	11.6%

	Fourth Quarter Net Product Revenue Growth Overview
	Reported	Foreign Currency Exchange	Constant Currency
Branded CPG	3.6%	(2.3)%	6.0%
Flavors & Ingredients	8.6%	(2.4)%	11.0%
Total	4.7%	(2.4)%	7.0%

“We are pleased to deliver double digit constant currency revenue growth and meet our initial revenue guidance for full year 2022, despite navigating temporary supply shortages,” stated Irwin D. Simon, Executive Chairman. “Looking ahead, we are excited about the leadership that our Interim CEO, Michael Franklin, is bringing to the organization and I look forward to working together to drive profitable growth and achieve our long-term objectives. We continue to feel great about the opportunities that lie ahead for Whole Earth with our leading portfolio of better-for-you brands and the innovation that we are bringing to the market.”

Michael Franklin, Interim Chief Executive Officer, commented, “I have great conviction in this Company – it is a business with great people, great brands and immense potential to create significant value for shareholders. My near-term priorities have been focused on putting a plan in place to improve our operations from which we can deliver sustained profitable growth. Looking ahead to the balance of 2023, we see this as a year of stability and evolution. We are working intensely to use the tools at our disposal and implement new capabilities to rebuild our margin through greater efficiency of our global operation. I am confident that our business strategy is on track, but I also believe that it is prudent to take the opportunity to make some select reinvestments in our organization, including our people and our brands. It is imperative that we repair our margin profile as it is the primary means by which we will generate higher growth of operating cash flows, which in turn will allow us to de-lever the business and position the business to take advantage of the multitude of consolidation opportunities that we see in the marketplace today.”

FOURTH QUARTER 2022 RESULTS

•	Consolidated product revenues were $138.9 million, an increase of 4.7% on a reported basis and 7.0% on a constant currency basis, as compared to the prior year fourth quarter. The increase was primarily driven by pricing actions. A stronger US dollar reduced reported consolidated product revenues by approximately $3.1 million, or 2.4%, versus the prior year quarter.

•	Reported gross profit was $28.3 million, compared to $38.7 million in the prior year fourth quarter. The decrease was largely driven by cost inflation and costs associated with the supply chain reinvention project, as well as the prior year included $2.5 million of favorable non-cash purchase accounting adjustments related to inventory revaluations that did not re-occur, partially offset by pricing actions. Adjusted gross profit was $40.1 million, compared to $45.2 million in the prior year fourth quarter.

•	Reported gross profit margin was 20.4% in the fourth quarter of 2022, compared to 29.2% in the prior year period. Adjusted gross profit margin was 28.9%, compared to 34.0% in the prior year fourth quarter. The decrease in adjusted gross profit margin is primarily the result of cost inflation in excess of realized price increases.

•	Consolidated operating loss was $46.2 million compared to operating income of $6.4 million in the prior year fourth quarter primarily due to a $46.5 million non-cash asset impairment charge, cost inflation and increased costs associated with the supply chain reinvention project.

•	Consolidated net loss was $60.3 million in the fourth quarter of 2022 compared to a net loss of $0.4 million in the prior year period due to the decline in operating profit as well as increased interest expense.

•	Consolidated Adjusted EBITDA was $20.2 million compared to $20.6 million in the prior year quarter. The decrease was primarily due to an unfavorable foreign currency impact of $0.9 million due to the strengthening US dollar. Excluding the foreign currency impact, Consolidated Adjusted EBITDA increased 2.4%.

SEGMENT RESULTS

Branded CPG Segment

Branded CPG segment product revenues increased $3.8 million, or 3.6%, to $109.4 million for the fourth quarter of 2022, compared to $105.6 million for the same period in the prior year, primarily due to higher pricing, partially offset by the impact of unfavorable foreign currency exchange rates. On a constant currency basis, segment product revenues increased 6.0% compared to the prior year driven primarily by pricing actions. Volume was down 2.4% primarily due to the discontinuance of certain private label SKUs at the beginning of the year. Excluding the impact of this SKU rationalization, Branded CPG volume was essentially flat versus the prior year quarter.

Operating loss was $47.7 million in the fourth quarter of 2022 compared to operating income of $4.4 million for the same period in the prior year. The decrease was primarily due to a $46.5 million non-cash goodwill impairment charge, costs associated with the Company’s supply chain reinvention project, the impact of cost inflation, and an unfavorable impact from a stronger US dollar, partially offset by price increases.

The Company determined that the carrying values of the North America and LATAM reporting units within Branded CPG exceeded their respective fair values and as a result, the Company recognized non-cash goodwill impairment charges of $42.5 million related to the North America reporting unit and $4.0 million related to the LATAM reporting unit.

Flavors & Ingredients Segment

Flavors & Ingredients segment product revenues increased 8.6% to $29.5 million for the fourth quarter of 2022, compared to $27.1 million for the same period in the prior year. On a constant currency basis, segment product revenues increased 11.0% compared to the prior year primarily due to strong volume growth of 5.6% driven by growth in licorice extracts and pure derivatives resulting from the Company’s commercial expansion and innovation efforts and 5.4% growth from pricing actions.

Operating income was $8.4 million in the fourth quarter of 2022, compared to $7.6 million in the prior year period. The increase was primarily due to revenue gains, partially offset by $2.5 million of favorable non-cash purchase accounting adjustments related to inventory revaluations in the prior year period that did not re-occur in the current quarter.

Corporate

Corporate expenses for the fourth quarter of 2022 were $6.9 million, compared to $5.7 million of expenses in the prior year period.

FULL YEAR 2022 HIGHLIGHTS

The Company’s reported consolidated financials reflect the completed acquisition of Wholesome on February 5, 2021, from that date. Proforma comparisons include the impact of this acquisition for both the current and prior year periods.

•	Consolidated product revenues were $538.3 million, an increase of 9.0% on a reported basis, as compared to the full year 2021. On a proforma basis, organic constant currency product revenue increased 7.1% compared to the prior year period.

•	Consolidated operating loss was $24.6 million compared to operating income of $22.8 million in the prior year period.

•	Consolidated Adjusted EBITDA decreased $3.0 million, or 3.7%, to $79.2 million primarily due to $3.9 million of unfavorable foreign currency.

Balance Sheet

As of December 31, 2022, the Company had cash and cash equivalents of $28.7 million and $432.2 million of long-term debt, net of unamortized debt issuance costs. The Company increased its borrowings under the revolving credit facility in 2022 to fund a portion of the Wholesome earnout payment in the first quarter of 2022. At December 31, 2022, there was $76 million drawn on its $125 million revolving credit facility.

Cash used in operating activities was $5.8 million for the year ended December 31, 2022. Cash used in operating activities is primarily due to increased investment in net working capital and higher interest payments. The increase in working capital included increased inventory balances influenced by cost inflation, higher levels of safety stock to enable improved customer service levels and timing.

Outlook

The Company is providing its outlook for full year 2023. The Company’s 2023 outlook is as follows:

•	Net Product Revenues: $550 million to $565 million representing reported growth of 2% to 5%

•	Adjusted EBITDA: $76 million to $78 million

•	Capital Expenditures: Approximately $9 million

The outlook is provided in the context of greater than usual volatility as a result of current geo-political events, the on-going COVID-19 pandemic, the current inflationary environment and foreign currency exchange rate fluctuations.

Conference Call Details

The Company will host a conference call and webcast to review its fourth quarter and full year results today, March 13, 2023, at 8:30 am ET. The conference call can be accessed live over the phone by dialing (877) 704-4453 or for international callers by dialing (201) 389-0920. A replay of the call will be available until March 27, 2023, by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13736056.

The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at investor.wholeearthbrands.com. An archived replay of the webcast will also be available shortly after the live event has concluded.

About Whole Earth Brands

Whole Earth Brands is a global food company enabling healthier lifestyles and providing access to high quality plant-based sweeteners, flavor enhancers and other foods through our diverse portfolio of trusted brands and delicious products, including Whole Earth®, Pure Via®, Wholesome®, Swerve®, Canderel® and Equal®. With food playing a central role in people’s health and wellness, Whole Earth Brands’ innovative product pipeline addresses the growing consumer demand for more dietary options, baking ingredients and taste profiles. Our world-class global distribution network is the largest provider of plant-based sweeteners in more than 100 countries with a vision to expand our portfolio to responsibly meet local preferences. We are committed to helping people enjoy life’s everyday moments and the celebrations that bring us together. For more information on how we “Open a World of Goodness®,” please visit www.WholeEarthBrands.com.

Forward-Looking Statements

This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Whole Earth Brands, Inc. and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management.

Forward-looking statements may be accompanied by words such as “achieve,” “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “grow,” “improve,” “increase,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or similar words, phrases or expressions. Examples of forward-looking statements include, but are not limited to, the statements made by Messrs. Simon and Franklin, and our 2023 guidance. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the Company’s ability to achieve the anticipated benefits of the integration of Wholesome and Swerve in a timely manner or at all; the ongoing conflict in Ukraine and related economic disruptions and new governmental regulations on our business, including but not limited to the potential impact on our sales, operations and supply chain; adverse changes in the global or regional general business, political and economic conditions, including the impact of continuing uncertainty and instability in certain countries, that could affect our global markets and the potential adverse economic impact and related uncertainty caused by these items; the extent of the impact of the COVID-19 pandemic, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic, the duration and scope of related government orders and restrictions, the impact on our employees, and the extent of the impact of the COVID-19 pandemic on overall demand for the Company’s products; local, regional, national, and international economic conditions that have deteriorated as a result of the COVID-19 pandemic, including the risks of a global recession or a recession in one or more of the Company’s key markets, and the impact they may have on the Company and its customers and management’s assessment of that impact; extensive and evolving government regulations that impact the way the Company operates; the impact of the COVID-19 pandemic on the Company’s suppliers, including disruptions and inefficiencies in the supply chain; and the Company’s ability to offset rising costs through pricing and productivity effectively.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These statements are subject to the risks and uncertainties indicated from time to time in the documents the Company files (or furnishes) with the U.S. Securities and Exchange Commission.

You are cautioned not to place undue reliance upon any forward-looking statements, which are based only on information currently available to the Company and speak only as of the date made. The Company undertakes no commitment to publicly update or revise the forward-looking statements, whether written or oral that may be made from time to time, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investor Relations Contact:

Whole Earth Brands

312-840-5001

investor@wholeearthbrands.com

ICR

Jeff Sonnek

646-277-1263

jeff.sonnek@icrinc.com

Whole Earth Brands, Inc.

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the Company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the Company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. The Company also believes that presenting these measures allows investors to view its performance using the same measures that the Company uses in evaluating its financial and business performance and trends. The Company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: constant currency adjustments, intangible asset non-cash impairments, purchase accounting charges, transaction-related costs, long-term incentive expense, non-cash pension expenses, severance and related expenses associated with productivity initiatives, public company readiness, M&A transaction expenses, supply chain reinvention costs and other one-time items affecting comparability of operating results. See below for a description of adjustments to the Company’s U.S. GAAP financial measures included herein. Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the Company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The Company’s non-GAAP financial measures and corresponding metrics reflect how the Company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the Company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the Company’s current or future presentation of non-GAAP operating results, the Company removes these items from its non-GAAP definitions.

The following is a list of non-GAAP financial measures which the Company has discussed or expects to discuss in the future:

•	Constant Currency Presentation: We evaluate our product revenue results on both a reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our product revenue results, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current period local currency product revenue results using the prior period exchange rates and comparing these adjusted amounts to our prior period reported product revenues.

•	Adjusted EBITDA: We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, as well as certain other items that arise outside of the ordinary course of our continuing operations specifically described below:

o	Asset impairment charges: We exclude the impact of charges related to the impairment of goodwill and other long-lived intangible assets. We believe that the exclusion of these impairments, which are non-cash, allows for more meaningful comparisons of operating results to peer companies. We believe that this increases period-to-period comparability and is useful to evaluate the performance of the company.

o	Purchase accounting adjustments: We exclude the impact of purchase accounting adjustments, including the revaluation of inventory at the time of the business combination. These adjustments are non-cash and we believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Transaction-related expenses: We exclude transaction-related expenses including transaction bonuses. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Long-term incentive plan: We exclude the impact of costs relating to the long-term incentive plan. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Non-cash pension expenses: We exclude non-cash pension expenses/credits related to closed, defined pension programs of the Company. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Severance and related expenses: We exclude employee severance and associated expenses related to roles that have been eliminated or reduced in scope as a productivity measure taken by the Company. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Public company readiness: We exclude non-recurring organization and consulting costs incurred to establish required public company capabilities. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Restructuring: To measure operating performance, we exclude restructuring costs. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	M&A transaction expenses: We exclude expenses directly related to the acquisition of businesses after the business combination on June 25, 2020. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Supply chain reinvention: To measure operating performance, we exclude certain one-time and other costs associated with reorganizing our North America Branded CPG operations and facilities in connection with our supply chain reinvention program, which will drive long-term productivity and cost savings. These costs include incremental expenses such as hiring, training and other temporary costs primarily related to taking control over production that was previously outsourced to a contract manufacturer. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Other items: To measure operating performance, we exclude certain expenses and include certain gains that we believe are not operational in nature. We believe the exclusion or inclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Adjusted EBITDA margin is Adjusted EBITDA for a particular period expressed as a percentage of product revenues for that period.

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

The Company cannot reconcile its expected Adjusted EBITDA to Net Income under “Outlook” without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted. These items include, but are not limited to, stock-based compensation expense and acquisition-related charges. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.

Adjusted Gross Profit Margin: We define Adjusted Gross Profit Margin as Gross Profit excluding all cash and non-cash adjustments impacting Cost of Goods Sold, included in the Adjusted EBITDA reconciliation, as a percentage of Product Revenues, net. Such adjustments include: depreciation, purchase accounting adjustments, long-term incentives and other items adjusted by management to better understand our financial results.

Whole Earth Brands, Inc.

Consolidated Balance Sheets

(In thousands of dollars, except for share and per share data)

(Unaudited)

	December 31, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$28,676	$28,296
Accounts receivable (net of allowances of $1,614 and $1,285, respectively)	66,653	69,590
Inventories	218,975	212,930
Prepaid expenses and other current assets	10,530	7,585
Total current assets	324,834	318,401

Property, Plant and Equipment, net	58,092	58,503

Other Assets
Operating lease right-of-use assets	18,238	26,444
Goodwill	193,139	242,661
Other intangible assets, net	245,376	266,939
Deferred tax assets, net	539	1,993
Other assets	8,785	7,638
Total Assets	$849,003	$922,579

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$47,002	$55,182
Accrued expenses and other current liabilities	27,488	30,733
Contingent consideration payable	—	54,113
Current portion of operating lease liabilities	8,804	7,950
Current portion of long-term debt	3,750	3,750
Total current liabilities	87,044	151,728
Non-Current Liabilities
Long-term debt	432,172	383,484
Warrant liabilities	216	2,053
Deferred tax liabilities, net	32,585	35,090
Operating lease liabilities, less current portion	12,664	22,575
Other liabilities	9,771	13,778
Total Liabilities	574,452	608,708
Commitments and Contingencies	—	—
Stockholders’ Equity
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 220,000,000 shares authorized; 41,994,355 and 38,871,646 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	4	4
Additional paid-in capital	360,777	330,616
Accumulated deficit	(85,188)	(26,436)
Accumulated other comprehensive (loss) income	(1,042)	9,687
Total stockholders’ equity	274,551	313,871
Total Liabilities and Stockholders’ Equity	$849,003	$922,579

Whole Earth Brands, Inc.

Consolidated Statements of Operations

(In thousands of dollars, except for per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Product revenues, net	$138,897	$132,714	$538,272	$493,973
Cost of goods sold	110,574	93,994	398,060	335,218
Gross profit	28,323	38,720	140,212	158,755

Selling, general and administrative expenses	23,421	27,568	99,735	113,141
Amortization of intangible assets	4,625	4,763	18,623	18,295
Asset impairment charges	46,500	—	46,500	—
Restructuring and other expenses	—	—	—	4,503

Operating (loss) income	(46,223)	6,389	(24,646)	22,816

Change in fair value of warrant liabilities	(8)	454	1,232	29
Interest expense, net	(9,926)	(6,562)	(30,600)	(24,589)
Loss on extinguishment and debt transaction costs	—	—	—	(5,513)
Other (expense) income, net	(1,694)	476	1,051	196
(Loss) income before income taxes	(57,851)	757	(52,963)	(7,061)
Provision (benefit) for income taxes	2,432	1,150	5,789	(7,144)
Net (loss) income	$(60,283)	$(393)	$(58,752)	$83

Net (loss) earnings per share:
Basic	$(1.44)	$(0.01)	$(1.42)	$0.00
Diluted	$(1.44)	$(0.01)	$(1.42)	$0.00

Whole Earth Brands, Inc.

Consolidated and Combined Statements of Cash Flows

(In thousands of dollars)

(Unaudited)

	(Successor)			(Predecessor)
	Year Ended December 31, 2022	Year Ended December 31, 2021	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020
Operating activities
Net (loss) income	$(58,752)	$83	$(8,437)	$(34,136)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Stock-based compensation	4,933	8,715	1,262	—
Depreciation	6,001	4,727	1,652	1,334
Amortization of intangible assets	18,623	18,295	6,021	4,927
Deferred income taxes	(456)	(12,300)	(2,842)	(5,578)
Asset impairment charges	46,500	—	—	40,600
Amortization of inventory fair value adjustments	(2,537)	(3,396)	12,613	—
Non-cash loss on extinguishment of debt	—	4,435	—	—
Amortization of debt issuance costs and original issue discount	1,982	1,783	762	—
Change in fair value of warrant liabilities	(1,232)	(29)	—	—
Changes in current assets and liabilities:
Accounts receivable	1,222	964	(4,554)	7,726
Inventories	(7,684)	(22,957)	(5,305)	3,576
Prepaid expenses and other current assets	201	(1,030)	(2,066)	3,330
Accounts payable, accrued liabilities and income taxes	(11,574)	12,050	(7,939)	507
Other, net	(3,037)	(1,858)	(612)	(2,378)
Net cash (used in) provided by operating activities	(5,810)	9,482	(9,445)	19,908

Investing activities
Capital expenditures	(8,887)	(12,198)	(4,489)	(3,532)
Acquisitions, net of cash acquired	—	(190,231)	(456,508)	—
Proceeds from sale of fixed assets	468	4,516	—	—
Transfer from trust account	—	—	178,875	—
Net cash used in investing activities	(8,419)	(197,913)	(282,122)	(3,532)

Financing activities
Proceeds from revolving credit facility	54,000	25,000	47,855	3,500
Repayments of revolving credit facility	(3,000)	(47,855)	—	(8,500)
Long-term borrowings	—	375,000	140,000	—
Repayments of long-term borrowings	(3,750)	(139,314)	(3,500)	—
Debt issuance costs	(719)	(11,589)	(7,139)	—
Payment of contingent consideration	(29,108)	—	—	—
Proceeds from sale of common stock and warrants	—	1	75,000	—
Tax withholdings related to net share settlements of stock-based awards	(898)	(1,913)	—	—
Funding to Parent, net	—	—	—	(11,924)
Net cash provided by (used in) financing activities	16,525	199,330	252,216	(16,924)

Whole Earth Brands, Inc.

Consolidated and Combined Statements of Cash Flows (Continued)

(In thousands of dollars)

Unaudited)

	(Successor)			(Predecessor)
	Year Ended December 31, 2022	Year Ended December 31, 2021	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020
Effect of exchange rate changes on cash and cash equivalents	(1,916)	499	714	215
Net change in cash and cash equivalents	380	11,398	(38,637)	(333)
Cash and cash equivalents, beginning of period	28,296	16,898	55,535	10,395
Cash and cash equivalents, end of period	$28,676	$28,296	$16,898	$10,062

Supplemental disclosure of cash flow information
Interest paid	$28,386	$21,203	$3,328	$798
Taxes paid, net of refunds	$9,113	$4,523	$3,091	$2,244
Supplemental disclosure of non-cash investing
Non-cash capital expenditures	$—	$3,796	$—	$—

Whole Earth Brands, Inc.

Adjusted EBITDA Reconciliation

(In thousands of dollars)

(Unaudited)

	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021	Twelve Months Ended December 31, 2022	Twelve Months Ended December 31, 2021
Product revenues, net	$138,897	$132,714	$538,272	$493,973
Net (loss) income	$(60,283)	$(393)	$(58,752)	$83
Provision (benefit) for income taxes	2,432	1,150	5,789	(7,144)
Other expense (income), net	1,694	(476)	(1,051)	(196)
Loss on extinguishment and debt transaction costs	-	-	-	5,513
Interest expense, net	9,926	6,562	30,600	24,589
Change in fair value of warrant liabilities	8	(454)	(1,232)	(29)
Operating (loss) income	(46,223)	6,389	(24,646)	22,816
Depreciation	1,677	1,497	6,001	4,727
Amortization of intangible assets	4,625	4,763	18,623	18,295
Asset impairment charges	46,500	-	46,500	-
Purchase accounting adjustments	-	(2,514)	(2,537)	(3,396)
Transaction related expenses	-	-	-	415
Long term incentive plan	2,806	1,694	7,763	9,423
Severance and related expenses	334	-	1,381	-
Non-cash pension expense	198	237	228	237
Public company readiness	-	945	-	3,303
Restructuring	-	-	-	4,503
M&A transaction expenses	-	519	723	10,956
Supply chain reinvention	9,508	6,169	22,842	7,931
Other items	762	933	2,289	2,996
Adjusted EBITDA	$20,187	$20,632	$79,167	$82,206

Whole Earth Brands, Inc.

Constant Currency Product Revenues, Net Reconciliation

(In thousands of dollars)

(Unaudited)

	Three Months Ended December 31,

			$ change			% change
Product revenues, net	2022	2021	Reported	Constant Dollar	Foreign Exchange (2)	Reported	Constant Dollar	Foreign Exchange
Branded CPG	$109,431	$105,589	$3,842	$6,317	$(2,475)	3.6%	6.0%	-2.3%
Flavors & Ingredients	29,466	27,125	2,341	2,992	(651)	8.6%	11.0%	-2.4%
Combined	$138,897	$132,714	$6,183	$9,309	$(3,126)	4.7%	7.0%	-2.4%

	Twelve Months Ended December 31,

			$ change			% change
Product revenues, net	2022	2021	Reported	Constant Dollar	Foreign Exchange (2)	Reported	Constant Dollar	Foreign Exchange
Branded CPG	$422,638	$389,174	$33,464	$44,057	$(10,593)	8.6%	11.3%	-2.7%
Flavors & Ingredients	115,634	104,799	10,835	13,090	(2,255)	10.3%	12.5%	-2.2%
Combined	$538,272	$493,973	$44,299	$57,147	$(12,848)	9.0%	11.6%	-2.6%

Proforma Organic(1)
Branded CPG	$422,638	$409,548	$13,090	$23,683	$(10,593)	3.2%	5.8%	-2.6%
Flavors & Ingredients	115,634	104,799	10,835	13,090	(2,255)	10.3%	12.5%	-2.2%
Combined	$538,272	$514,347	$23,925	$36,773	$(12,848)	4.7%	7.1%	-2.5%

(1)	Product revenues, net shown on a like for like basis, including the impact of both acquisitions for all periods in both the current and prior year periods.
(2)	The “foreign exchange” amounts presented, reflect the estimated impact from fluctuations in foreign currency exchange rates on product revenues.

Whole Earth Brands, Inc.

GAAP to Adjusted EBITDA Reconciliation

(In thousands of dollars)

(Unaudited)

	Three Months Ended December 31, 2022				Three Months Ended December 31, 2021
	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	$ Change	% Change
Product revenues, net	$ 138,897	$ -	$ -	$ 138,897	$ 132,714	$ -	$ -	$ 132,714	$ 6,183	4.7%
Cost of goods sold	110,574	(4,712)	(7,114)	98,748	93,994	(775)	(5,693)	87,526	11,222	12.8%
Gross profit	28,323	4,712	7,114	40,149	38,720	775	5,693	45,188	(5,039)	(11.2%)
Gross profit margin %	20.4%			28.9%	29.2%			34.0%		(5.1%)
Selling, general and administrative expenses	23,421	(2,934)	(525)	19,962	27,568	(1,461)	(1,552)	24,555	(4,593)	(18.7%)
Amortization of intangible assets	4,625	(4,625)	-	-	4,763	(4,763)	-	-	-	-
Asset impairment charges	46,500	(46,500)	-	-	-	-	-	-	-	-
Restructuring and other non-recurring expenses	-	-	-	-	-	-	-	-	-	-
Operating income	$ (46,223)	$ 58,771	$ 7,639	$ 20,187	$ 6,389	$ 6,999	$ 7,245	$ 20,632	$ (446)	(2.2%)
Operating margin %	(33.3%)			14.5%	4.8%			15.5%		(1.0%)

	Twelve Months Ended December 31, 2022				Twelve Months Ended December 31, 2021
	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	$ Change	% Change
Product revenues, net	$ 538,272	$ -	$ -	$ 538,272	$ 493,973	$ -	$ -	$ 493,973	$ 44,299	9.0%
Cost of goods sold	398,060	(7,845)	(19,303)	370,912	335,218	(3,293)	(8,571)	323,354	47,558	14.7%
Gross profit	140,212	7,845	19,303	167,360	158,755	3,293	8,571	170,619	(3,259)	(1.9%)
Gross profit margin %	26.0%			31.1%	32.1%			34.5%		(3.4%)
Selling, general and administrative expenses	99,735	(8,826)	(2,717)	88,193	113,141	(10,519)	(14,209)	88,413	(220)	(0.2%)
Amortization of intangible assets	18,623	(18,623)	-	-	18,295	(18,295)	-	-	-	-
Asset impairment charges	46,500	(46,500)	-	-	-	-	-	-	-	-
Restructuring and other non-recurring expenses	-	-	-	-	4,503	(358)	(4,145)	-	-	-
Operating income	$ (24,646)	$ 81,793	$ 22,020	$ 79,167	$ 22,816	$ 32,465	$ 26,926	$ 82,206	$ (3,039)	(3.7%)
Operating margin %	(4.6%)			14.7%	4.6%			16.6%		(1.9%)

Whole Earth Brands, Inc.

Adjustments to Operating Income by Income Statement Line and Nature

(In thousands of dollars)

(Unaudited)

	Three Months Ended December 31, 2022						Three Months Ended December 31, 2021
Non-Cash adjustments	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Asset impairment charges	Restruct-uring	Operating Income	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Asset impairment charges	Restruct-uring	Operating Income
Depreciation	$ 1,364	$ 313	$ -	$ -	$ -	$ 1,677	$ 873	$ 623	$ -	$ -	$ -	$ 1,496
Amortization of intangible assets	-	-	4,625	-	-	4,625	-	-	4,763	-	-	4,763
Asset impairment charges	-	-	-	46,500	-	46,500	-	-	-	-	-	-
Restructuring	-	-	-	-	-	-	-	-	-	-	-	-
Non-cash pension expense	-	198	-	-	-	198	-	237	-	-	-	237
Long term incentive plan	441	2,364	-	-	-	2,806	1,106	587	-	-	-	1,694
Purchase accounting costs	-	-	-	-	-	-	(2,514)	-	-	-	-	(2,514)
Supply chain reinvention	2,251	-	-	-	-	2,251	-	-	-	-	-	-
Other items	656	58	-	-	-	714	1,309	13	-	-	-	1,322
Total non-cash adjustments	$ 4,712	$ 2,934	$ 4,625	$ 46,500	$ -	$ 58,771	$ 775	$ 1,461	$ 4,763	$ -	$ -	$ 6,999
Cash adjustments
Restructuring	-	-	-	-	-	-	-	-	-	-	-	-
Long term incentive plan	-	-	-	-	-	-	-	-	-	-	-	-
Transaction related expenses	-	-	-	-	-	-	-	-	-	-	-	-
Severance and related expenses	-	334	-	-	-	334	-	-	-	-	-	-
Public company readiness	-	-	-	-	-	-	-	945	-	-	-	945
M&A transaction expenses	-	-	-	-	-	-	-	520	-	-	-	520
Supply chain reinvention	7,114	144	-	-	-	7,257	6,160	9	-	-	-	6,169
Other items	-	48	-	-	-	48	(467)	79	-	-	-	(388)
Total cash adjustments	$ 7,114	$ 525	$ -	$ -	$ -	$ 7,639	$ 5,693	$ 1,552	$ -	$ -	$ -	$ 7,245
Total adjustments	$ 11,826	$ 3,459	$ 4,625	$ 46,500	$ -	$ 66,410	$ 6,468	$ 3,013	$ 4,763	$ -	$ -	$ 14,243

	Twelve Months Ended December 31, 2022						Twelve Months Ended December 31, 2021
Non-Cash adjustments	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Asset impairment charges	Restruct-uring	Operating Income	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Asset impairment charges	Restruct-uring	Operating Income
Depreciation	$ 5,075	$ 927	$ -	$ -	$ -	$ 6,001	$ 3,858	$ 868	$ -	$ -	$ -	$ 4,726
Amortization of intangible assets	-	-	18,623	-	-	18,623	-	-	18,295	-	-	18,295
Asset impairment charges	-	-	-	46,500	-	46,500	-	-	-	-	-	-
Restructuring	-	-	-	-	-	-	-	-	-	-	358	358
Non-cash pension expense	-	228	-	-	-	228	-	237	-	-	-	237
Long term incentive plan	604	7,159	-	-	-	7,763	1,380	8,139	-	-	-	9,519
Purchase accounting costs	(2,537)	-	-	-	-	(2,537)	(3,396)	-	-	-	-	(3,396)
Supply chain reinvention	3,023	-	-	-	-	3,023	-	-	-	-	-	-
Other items	1,680	512	-	-	-	2,192	1,450	1,275	-	-	-	2,725
Total non-cash adjustments	$ 7,845	$ 8,826	$ 18,623	$ 46,500	$ -	$ 81,793	$ 3,293	$ 10,519	$ 18,295	$ -	$ 358	$ 32,465
Cash adjustments
Restructuring	-	-	-	-	-	-	-	-	-	-	4,145	4,145
Long term incentive plan	-	-	-	-	-	-	(22)	(75)	-	-	-	(97)
Transaction related expenses	-	-	-	-	-	-	-	415	-	-	-	415
Severance and related expenses	102	1,279	-	-	-	1,381	-	-	-	-	-	-
Public company readiness	-	-	-	-	-	-	-	3,303	-	-	-	3,303
M&A transaction expenses	-	723	-	-	-	723	-	10,957	-	-	-	10,957
Supply chain reinvention	19,202	617	-	-	-	19,819	7,923	9	-	-	-	7,931
Other items	-	98	-	-	-	98	670	(399)	-	-	-	271
Total cash adjustments	$ 19,303	$ 2,717	$ -	$ -	$ -	$ 22,020	$ 8,571	$ 14,209	$ -	$ -	$ 4,145	$ 26,926
Total adjustments	$ 27,148	$ 11,542	$ 18,623	$ 46,500	$ -	$ 103,813	$ 11,864	$ 24,728	$ 18,295	$ -	$ 4,503	$ 59,390

Non-cash adjustments: The Adjusted EBITDA reconciliation includes certain transactions that are non-cash in nature.

Cash adjustments: The Adjusted EBITDA reconciliation includes certain transactions that are one-off, non-recurring in nature, but have been or will be settled in cash.